Old Point Releases Second Quarter 2014 Results

Net loans increase $18.8 million
Interest margin improves to 3.48%
Annualized net charge-offs decrease to 0.08% of total loans

July 23, 2014 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $2.1 million, or $0.42 per diluted share, for the first half of 2014, compared to net income of $1.9 million, or $0.39 per diluted share, in the first half of 2013. This 8.46% increase is primarily attributable to lower interest expense and a reduced provision for loan losses.  Net income was also increased by a shift in the investment portfolio toward tax-exempt securities, which played a significant role in reducing income tax expense when comparing the first two quarters of 2014 and 2013.  Old Point also took advantage of several tax credits during the first half of 2014; together, the tax credits and shift in the securities portfolio reduced income tax expense by 56.32%.

Interest income increased $60 thousand when comparing the quarter ended June 30, 2014 to the same period in 2013.  At the same time, interest expense declined by $215 thousand, resulting in an increase to net interest income of $275 thousand.  Year-to-date, interest income declined $103 thousand while interest expense declined further at $439 thousand, resulting in an increase in net interest income of $336 thousand for the first half of 2014 when compared to the first half of 2013.   Higher-cost funds, such as time deposits, were allowed to mature without being renewed.  The loan growth seen in 2013 and the first half of 2014 also began to have an impact on net interest income in the second quarter of 2014, increasing interest income on loans while interest income on securities decreased.  As a result of the decrease in time deposits and the shift from securities to loans, the net interest margin increased from 3.19% during the first half of 2013 to 3.23% for all of 2013 and 3.48% for the first half of 2014.

Noninterest expense increased $455 thousand when comparing the six months ended June 30, 2014 to the same period in 2013.  The largest increases were in salaries and employee benefits and occupancy and equipment expenses.  Salaries and employee benefits increased $108 thousand or 1.11% for the first half of 2014, compared to the first half of 2013, partially due to increases in the cost of employer-provided medical insurance.  This expense was also increased by the addition of four employees when Old Point Trust, a subsidiary of Old Point Financial Corporation, acquired Penact in the fourth quarter of 2013.  Penact provides administrative and valuation services for retirement plans, and Old Point expects that future revenues will more than offset the increased salaries and benefits.  Occupancy and equipment expenses increased due to the completion of Old Point's new corporate headquarters.  While many categories of noninterest expense increased, loss (gain) on write-down/sale of other real estate owned decreased for both the three and six months ended June 30, 2014 when compared to the same periods in 2013, by $104 thousand and $147 thousand respectively.

Assets as of June 30, 2014 were $860.9 million, a decrease of $3.4 million or 0.39% when compared to December 31, 2013.  Loan demand continued to improve in the first half of 2014, with net loans increasing $18.8 million between December 31, 2013 and June 30, 2014.  This loan growth was funded by reductions in the investment securities portfolio and cash and cash equivalents.  As loans generally bear higher rates of interest than securities, the shift in the mix of earning assets should provide additional increases to the net interest margin in subsequent quarters.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 26% of our giving is earmarked for education, 31% for community development, 27% for arts & culture, and 16% for health & wellness.

For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) as of June 30, 2014 were $18.1 million, down from $18.3 million on December 31, 2013. NPAs do not include restructured loans that are performing in accordance with their modified terms.   Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $996 thousand as of June 30, 2014, of which $861 thousand were student loans that are 97-98% guaranteed by the U.S. Government. The Company expects to experience minimal losses on these government guaranteed loans.  None of the guaranteed loans were 90 days past due as of December 31, 2013, as Old Point purchased the portfolio in November of 2013.
Allowance for Loan and Lease Losses (ALLL) as of June 30, 2014 and December 31, 2013 was 1.34% and 1.36% of total loans, respectively.
Net loans charged off as a percent of total loans (annualized) were 0.08% for the first half of 2014, compared to 0.22% in the first half of 2013.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2013. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	June 30,	December 31,
(dollars in thousands, except per share data)	2014	2013
	(unaudited)

Assets

Cash and due from banks	$20,383	$11,802
Interest-bearing due from banks	507	18,045
Federal funds sold	1,643	1,478
Cash and cash equivalents	22,533	31,325
Securities available-for-sale, at fair value	144,040	155,639
Securities held-to-maturity (fair value approximates $97,091 and $97,453)	93,990	96,847
Restricted securities	2,293	2,378
Loans, net of allowance for loan losses of $6,976 and $6,831	512,686	493,868
Premises and equipment, net	42,599	40,546
Bank-owned life insurance	23,107	22,673
Other real estate owned, net of valuation allowance of $2,700 and $2,775	6,549	6,415
Other assets	13,104	14,597
Total assets	$860,901	$864,288

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$185,277	$182,513
Savings deposits	292,481	286,085
Time deposits	238,770	256,807
Total deposits	716,528	725,405
Overnight repurchase agreements	25,677	31,175
Term repurchase agreements	412	411
Federal Home Loan Bank advances	30,000	25,000
Accrued expenses and other liabilities	2,297	1,536
Total liabilities	774,914	783,527

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	51,859	50,376
Accumulated other comprehensive loss, net	(7,059)	(10,802)
Total stockholders' equity	85,987	80,761
Total liabilities and stockholders' equity	$860,901	$864,288

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,122	$5,891	$12,115	$11,899
Interest on due from banks	0	19	3	33
Interest on federal funds sold	0	1	5	1
Interest on securities:
Taxable	962	1,252	1,967	2,576
Tax-exempt	426	287	855	552
Dividends and interest on all other securities	26	26	57	44
Total interest and dividend income	7,536	7,476	15,002	15,105

Interest Expense:
Interest on savings deposits	52	69	123	156
Interest on time deposits	595	796	1,244	1,650
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	8	7	17	19
Interest on Federal Home Loan Bank advances	307	305	609	607
Total interest expense	962	1,177	1,993	2,432
Net interest income	6,574	6,299	13,009	12,673
Provision for loan losses	100	300	350	500
Net interest income, after provision for loan losses	6,474	5,999	12,659	12,173

Noninterest Income:
Income from fiduciary activities	793	866	1,748	1,766
Service charges on deposit accounts	1,056	1,036	2,030	2,033
Other service charges, commissions and fees	1,041	912	1,993	1,771
Income from bank-owned life insurance	217	217	433	432
Income from Old Point Mortgage	6	218	31	304
Gain (loss) on sale of available-for-sale securities, net	(7)	(21)	(7)	(21
Other operating income	47	57	87	113
Total noninterest income	3,153	3,285	6,315	6,398

Noninterest Expense:
Salaries and employee benefits	4,981	4,805	9,834	9,726
Occupancy and equipment	1,205	1,079	2,319	2,191
Data processing	433	413	856	835
FDIC insurance	183	174	367	357
Customer development	207	205	399	411
Legal and audit expense	153	124	277	235
Other outside service fees	152	113	271	209
Employee professional development	220	182	388	313
Marketing and advertising	127	124	251	247
Postage and courier	113	120	234	243
Loan expenses	118	87	216	177
Stationery and supplies	118	96	237	216
Capital stock tax	127	105	261	192
Loss (gain) on write-down/sale of other real estate owned	(26)	78	57	204
Other operating expense	356	345	763	719
Total noninterest expense	8,467	8,050	16,730	16,275
Income before income taxes	1,160	1,234	2,244	2,296
Income tax expense	59	219	166	380
Net income	$1,101	$1,015	$2,078	$1,916

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.22	$0.21	$0.42	$0.39

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.22	$0.21	$0.42	$0.39

Cash Dividends Declared	$0.06	$0.05	$0.12	$0.10

Old Point Financial Corporation and Subsidiaries
Selected Ratios	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013
Net Interest Margin Year-to-Date	3.48%	3.43%	3.23%	3.19%
NPAs/Total Assets	2.11%	2.04%	2.12%	1.86%
Annualized Net Charge Offs/Total Loans	0.08%	0.19%	0.36%	0.22%
Allowance for Loan Losses/Total Loans	1.34%	1.34%	1.36%	1.55%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$10,585	$10,293	$11,324	$9,243
Loans > 90 days past due, but still accruing interest	996	1,198	546	296
Non-Performing Restructured Loans	0	0	0	0
Other real estate owned	6,549	6,253	6,415	6,559
Total Non-Performing Assets	$18,130	$17,744	$18,285	$16,098

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$205	$247	$1,793	$528
Year-to-Date Average Loans	$506,997	$501,229	$471,203	$462,759
Year-to-Date Average Assets	$868,214	$869,842	$881,378	$889,368
Year-to-Date Average Earning Assets	$773,856	$776,915	$799,723	$812,646
Year-to-Date Average Deposits	$721,638	$723,992	$737,358	$741,326
Year-to-Date Average Equity	$83,484	$82,089	$84,695	$88,421